EXHIBIT (A)(5)


                          Forms of Letters dated July 7, 2004 from the Fund to
                     Members in connection with acceptance of offers of tender

           THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED ALL OF YOUR UNITS IN THE FUND.

July 7, 2004

Dear Member:

GAM Avalon Galahad, LLC (the "Fund") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal and the manner in which it is being distributed, in accordance with the tender offer.

You have been paid __% of the amount requested, in accordance with the terms of the tender offer. The funds were mailed directly in the form of a check to you at your mailing address as listed in the Fund's records or, if you so specified on your Letter of Transmittal, the funds were paid by wire transfer to the brokerage account from which the investment was originally made.

The remaining __% of the amount requested is a contingent portion of the repurchased interest and its value is based on the unaudited estimated net asset value of the Fund as of June 30, 2004. This amount is subject to year-end audit adjustments which may cause a change in the value of the contingent portion of the repurchased interest. The contingent portion will be paid (subject to audit adjustment) within ten days after the conclusion of the 2004 fiscal year-end audit, or on such earlier date as the Fund's Directors may determine, according to the terms of the tender offer. We expect the audit to be completed by May 30, 2005.

Should you have any questions, please feel free to contact the Fund's Administrator, PFPC, Inc., at (866) 211-4521.

Sincerely,


GAM Avalon Galahad, LLC

Enclosure

                THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED
                      A PORTION OF YOUR UNITS IN THE FUND.

July 7, 2004

Dear Member:

GAM Avalon Galahad, LLC (the "Fund") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal.

Since you have tendered a portion of your investment, you have been paid 100% of the amount requested in cash, in accordance with the terms of the tender offer. The funds were mailed directly in the form of a check to you at your mailing address listed in the Fund's records or, if you so specified on your Letter of Transmittal, the funds were paid by wire transfer to the brokerage account from which the investment was originally made. You remain a member with respect to the Units that you did not tender.

Should you have any questions, please feel free to contact the Fund's Administrator, PFPC, Inc., at (866) 211-4521.

Sincerely,


GAM Avalon Galahad, LLC

Enclosure